EXHIBIT 10.27

Certificate of Free-of-Charge Office Premises

Use This is to certify that:This is to certify that:Nanchang Institute of Technology provides its legally leased premises, located at the northeast corner of the Second Canteen within the campus, No.998 Gezaoshan Avenue, Honggutan District, Nanchang City, free of charge to Jiangxi Yunxiaotong Technology Co., Ltd.

The usage period is from September 10, 2025 to December 31, 2026.The institute warrants that the premises enjoy clear ownership without any disputes, and it has full authority to offer the premises for free use by the aforesaid company.

This is to certify the above.

Issuing Party (Seal): ________

Date: 2026 / 01 / 01